[Letterhead of PricewaterhouseCoopers LLP]

Exhibit 15

November 10, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated April 23, 2008, July 23, 2008 and October 23, 2008 on our reviews of the consolidated interim financial information of Burlington Northern Santa Fe Corporation (the “Company”) for the three month periods ended March 31, 2008 and 2007, for the three and six month periods ended June 30, 2008 and 2007 and for the three and nine month periods ended September 30, 2008 and 2007, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 are incorporated by reference in this Registration Statement on Form S-3.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP